Exhibit 99.1

Form 3 Joint Filer Information

Name:	Miramar Venture Associates, LLC

Address:	2101 East Coast Highway, Suite 300
Corona del Mar, CA 92625

Designated Filer: Miramar Venture Partners, L.P.

Issuer & Ticker Symbol:  Innovative Micro Technology, Inc. (none)

Date of Event Requiring Filing:   January 25, 2005

Miramar Venture Associates, LLC

By:	/s/Robert Holmen
Robert Holmen